EXHIBIT 21
FRANKLIN ELECTRIC CO., INC.
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Country of Organization	Percent of Voting Stock Owned
2M Company, LLC	Montana	100
Aqua Systems, LLC	Indiana	100
Blake Equipment, LLC	Connecticut	100
Drillers Service, LLC	North Carolina	100
FE Latin America B.V.	Netherlands	100
Franklin Electric (Australia) Pty. Ltd.	Australia	100
Franklin Electric (South Africa) Pty. Ltd.	South Africa	100
Franklin Electric (Suzhou) Co., Ltd.	China	100
Franklin Electric B.V.	Netherlands	100
Franklin Electric Europa GmbH	Germany	100
Franklin Electric Germany Holding GmbH	Germany	100
Franklin Electric Holding B.V.	Netherlands	100
Franklin Electric Industria de Motobombas SA	Brazil	100
Franklin Electric International, Inc.	Delaware	100
Franklin Electric Korea Ltd.	Korea, Rep of	100
Franklin Electric spol s.r.o.	Czech Republic	100
Franklin Electric S.r.l.	Italy	100
Franklin Fueling Systems (Beijing) Co Ltd.	China	100
Franklin Fueling Systems GmbH	Germany	100
Franklin Fueling Systems, LLC	Indiana	100
Franklin Water Treatment Canada, Inc	Canada	100
Franklin Water Treatment, LLC	Indiana	100
Gicon Pumps & Equipment, LLC	Texas	100
Headwater Companies, LLC	Indiana	100
Headwater Wholesale, LLC	Indiana	100
Impo Motor Pompa Sanayi ve Ticaret A.S.	Turkey	100
Industrias Rotor Pump S.A.	Argentina	100
Milan Supply Company, LLC	Michigan	100
Motores Electricos Sumergibles de Mexico S. de R.L de C.V.	Mexico	100
Motores Franklin S.A. de C.V.	Mexico	100
Motori Sommersi Riavvolgibili S.r.l.	Italy	75
Pioneer Pump Solutions Ltd.	United Kingdom	100
Valley Farms Supply, LLC	Michigan	100
Western Hydro, LLC	Delaware	100